 Exhibit 99.1

Greenbacker Renewable Energy Company Announces Deal to Acquire 13 Solar Power Generation Facilities from MP2 Capital and Blu Leaf Ventures

New York, NY – February 4, 2015 - Greenbacker Renewable Energy Company (“Greenbacker”) announced today that through a wholly-owned subsidiary it acquired 9.789 Megawatts of operating solar power facilities located on 13 sites in Colorado, Connecticut, Florida, Hawaii, Indiana and North Carolina. The facilities were developed, owned and operated by MP2 Capital LLC and Blu Leaf Ventures LLC; two leading national solar developers. The “East to West Solar Portfolio” (“Portfolio”) consists of ground and roof mounted solar systems located on municipal and commercial properties. Electricity and environmental attributes produced by the portfolio are sold under long term agreements to off takers including Duke Energy Progress, Xcel Energy, the City and County of Denver at Denver International Airport, the Orlando Utilities Commission, Kauai Island Utility Cooperative, and NIPSCO among others.

Approximately 90% of contracted revenues come from investment grade rated Utilities and Municipalities.

In total, the systems are expected to produce enough electricity to power approximately 1,605 homes for one year of typical use.

“We are extremely pleased to be purchasing these assets from MP2 Capital and Blu Leaf Ventures.” stated Charles Wheeler, CEO of Greenbacker. “In addition to acquiring a diversified portfolio of blue-chip renewable energy assets, we have created a great relationship with two developers. We anticipate that these assets will continue to help us develop steady and predictable returns for our investors.”

About Greenbacker Renewable Energy Company

Greenbacker Renewable Energy Company is a publicly registered, non-traded Limited Liability Company that expects to acquire a diversified portfolio of income-producing renewable energy power plants, energy efficiency projects and other sustainable investments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although Greenbacker believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. Greenbacker undertakes no obligation to update any forward-looking statement contained herein to conform to actual results or changes in Greenbacker's expectations.

Media Contact:

David Sher

Director, Greenbacker Renewable Energy Company

917-309 -1234